Exhibit 99.1

99 CENTS ONLY STORES REPORTS FOURTH QUARTER AND FULL-YEAR

FISCAL 2015 RESULTS

Fourth Quarter Fiscal 2015 Highlights:

•                  Net sales on a comparable 13-week basis increased by 8.1% to $512.6 million

•                  Opened 21 net new stores

•                  Same-store sales increased by 2.8%

•                  Adjusted EBITDA(1)  was $34.6 million versus $50.0 million in prior year

•                  Net loss was $2.3 million versus net loss of $14.7 million in prior year

Full-Year Fiscal 2015 Highlights:

•                  Net sales on a comparable 52-week basis increased by 6.3% to $1,926.9 million

•                  Opened 40 net new stores

•                  Same-store sales increased by 0.4%

•                  Adjusted EBITDA was $143.7 million versus $155.1 million in prior year

•                  Net income was $5.5 million versus net loss of $10.9 million in prior year

CITY OF COMMERCE, California — April 16, 2015 — 99 Cents Only Stores LLC (the “Company”) announced its financial results for each of the fourth quarter and full-year fiscal 2015 ended January 30, 2015. As previously announced, the Company changed its fiscal year from the Saturday closest to the end of March, to the Friday closest to the end of January in order to be in line with its retail industry peers. As a result of the change in the Company’s fiscal year, for purposes of this release, the comparable prior year financial statements have been recast to conform to the new fiscal calendar.

Financial Results

For the fourth quarter of fiscal 2015, a 13-week period, the Company’s net sales increased $6.9 million to $512.6 million, compared to $505.7 million in the fourth quarter of fiscal 2014, a 14-week period. On a comparable 13-week basis, net sales increased 8.1% during the fourth quarter. Same-store sales increased 2.8%, calculated on a comparable 13-week period, with increases in both customer traffic and average ticket.  Same-store sales performance was driven by a significant increase in seasonal sales resulting from a wider selection of product offerings. Net loss was $2.3 million in the fourth quarter of fiscal 2015, compared to net

(1)              EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are considered “non-GAAP financial measures” under the Securities and Exchange Commission regulations.  The definitions of, an explanation of how and why the Company uses, and a reconciliation to the most directly comparable GAAP measure of, these non-GAAP measures are included in this press release.

loss of $14.7 million for the fourth quarter of fiscal 2014.  Net loss decreased in the fourth quarter of fiscal 2015 as compared to prior year, primarily due to a previously disclosed workers’ compensation charge in the fourth quarter of fiscal 2014.  Net loss as a percentage of total sales was (0.4)% for the fourth quarter of fiscal 2015 compared to net loss as a percentage of total sales of (2.9)% for the fourth quarter of fiscal 2014.  Adjusted EBITDA was $34.6 million in the fourth quarter of fiscal 2015, compared to $50.0 million in the fourth quarter of fiscal 2014. The reduction in Adjusted EBITDA was primarily due to higher inventory shrinkage expenses and distribution and transportation expenses in the current fourth quarter and an extra week of sales in the prior year fourth quarter. Adjusted EBITDA margin was 6.7%, compared to 9.9% over the same period.

For the full-year fiscal 2015, a 52-week period, the Company’s net sales increased $87.3 million, to $1,926.9 million, compared to $1,839.6 million in fiscal 2014, a 53-week period. On a comparable 52-week basis, net sales increased 6.3% during fiscal 2015. Same-store sales increased 0.4%, calculated on a comparable 52-week period of the prior year.  Net income was $5.5 million for fiscal 2015, compared to net loss of $10.9 million in fiscal 2014.  Net income as a percentage of total sales was 0.3% for fiscal 2015, compared to a net loss as a percentage of total sales of (0.6)% for fiscal 2014. Adjusted EBITDA was $143.7 million in fiscal 2015, compared to $155.1 million in fiscal 2014. Adjusted EBITDA margin was 7.5%, compared to 8.4% over the same period.

Average sales per store open at least 12 months on a trailing 52-week period was $5.4 million in fiscal 2015 equal to that in fiscal 2014.  Average net sales per estimated saleable square foot (computed for stores open at least 12 months) on a trailing 52-week period was $328 per square foot for fiscal 2015, compared to $330 per square foot for fiscal 2014.

Commenting on the results, Stéphane Gonthier, President and CEO stated, “We are pleased with the progress that we have made during what was a transformative year, as we executed on key elements of our long-term strategic plan. We opened a record 40 net new stores during the year and completed a major store remodeling program under our “Go Taller” initiative, while at the same time upgrading many of our legacy IT systems. We made significant progress in enhancing our seasonal and general merchandise offerings and continue to work hard on expanding the selection of everyday consumables in our stores.  We are also pleased that we have been able to attract a number of experienced store and regional operational team members to the Company, and we have added key members to the executive team. I would like to thank all of our corporate and regional office employees, along with the store managers and their teams for their efforts and dedication and I look forward to great success in the upcoming year.”

Store Openings

During the fourth quarter of fiscal 2015, the Company opened 21 net new stores.  As of the end of the fourth quarter of fiscal 2015, the Company operated 383 stores, an increase of 11.7% in store count over the end of fiscal 2014. Total net selling square footage was 6.2 million as of the end of fiscal 2015, an increase of 10.4% over the end of fiscal 2014.

Q4 FY15 Accounting Items

In the fourth quarter of fiscal 2015, the Company recorded a charge for additional inventory shrinkage based upon the results of annual physical inventory counts completed during the quarter. This resulted in a net charge to cost of sales and a corresponding reduction in inventory of approximately $10.0 million, which was primarily related to the implementation of certain strategic initiatives, including the “Go Taller” store remodeling program.

Change in Presentation of Financial Statements

In the first quarter of fiscal 2015, the Company changed the presentation of its financial statements to include receiving, distribution, warehouse costs and transportation to and from stores in its cost of sales.  Previously, these costs were included in selling, general and administrative expenses.  Depreciation expense related to these costs, which was historically included in selling, general and administrative expense, is now included in cost of sales.  Also, depreciation and amortization expense included in selling, general and administrative expense will no longer be presented separately.  Reclassifications of $28.5 million and $103.6 million from selling, general and administrative expense to cost of sales were made for the comparable fourth quarter of fiscal 2014 and full-year fiscal 2014, respectively, to conform to current year presentation.  This change does not change previously reported operating income or net income.

This change in presentation of financial statements was made in order to be in line with the Company’s peers in the retail industry.

CONFERENCE CALL DETAILS

The Company’s conference call to discuss its fourth quarter and full-year fiscal 2015 ended January 30, 2015 and the other matters described in this release is scheduled for Thursday, April 16, 2015 at 8:00 a.m. Pacific time (11:00 a.m. Eastern time).

The live Fourth Quarter Fiscal 2015 Earnings call can be accessed by dialing (888) 895-5479 from the U.S.A., or (847) 619-6250 from international locations, and entering confirmation code 39385749.  Please phone in approximately 9 minutes before the call is scheduled to begin and hold for an operator to assist you.  Please inform the operator that you are calling in for 99 Cents Only Stores’ Fourth Quarter Fiscal 2015 Earnings conference call, and be prepared to provide the operator with your name, company name, and position, if requested.  A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, April 30, 2015, by dialing (888) 843-7419 from the U.S.A., or (630) 652-3042 from international locations, and entering confirmation code 39385749#.

A copy of this earnings release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

Non-GAAP Financial Measures

The Company defines EBITDA as net income before interest expense (income) and other financial costs, income taxes, depreciation and amortization.  Adjusted EBITDA is defined as EBITDA for the relevant period as adjusted by the following amounts: non-cash adjustments to reserve balances, stock-based compensation, fees and expenses related to the Merger (as defined below), legal settlements, non-ordinary course store closures, and other non-cash or one-time items.  Adjusted EBITDA margin is Adjusted EBITDA divided by total sales.  Adjusted EBITDA and Adjusted EBITDA margin as presented herein, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America (“GAAP”).  The Company’s management uses EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to assess its performance and that of its competitors.  In addition, Adjusted EBITDA is used to determine the Company’s compliance and ability to take certain actions under the covenants contained in the Company’s debt instruments.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are not measures of the Company’s financial performance under GAAP and should not be considered in isolation or as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP, as measures of operating performance or operating cash flows or as measures of liquidity.

Merger and Conversion to LLC

On January 13, 2012, 99¢ Only Stores was acquired by affiliates of Ares Management LLC, Canada Pension Plan Investment Board and the Gold-Schiffer family.  The acquisition is referred to as the “Merger.” Effective October 18, 2013, 99¢ Only Stores converted from a California corporation to a California limited liability company, 99 Cents Only Stores LLC.  The term the “Company” refers to 99¢ Only Stores and its consolidated subsidiaries prior to the conversion date and to 99 Cents Only Stores LLC and its consolidated subsidiaries on or after the conversion date.

Founded in 1982, the Company operates 384 extreme value retail stores with 277 in California, 49 in Texas, 37 in Arizona and 21 in Nevada as of April 15, 2015. The Company is an extreme value retailer of consumable and general merchandise and seasonal products.   For more information, visit www.99only.com.

For further information:

Bradley Lukow, CPA, CA

Chief Financial Officer, Treasurer and Secretary

(323) 881-1208

brad.lukow@99only.com

The following tables reconcile EBITDA and Adjusted EBITDA to net income for the periods indicated:

	For the Fourth Quarter Ended
	January 30, 2015	January 31, 2014
	(In thousands)
	(Unaudited)

Net (loss) income	$(2,298)	$(14,714)
Interest expense, net	16,121	16,455
(Benefit) provision for income taxes	(1,745)	(21,213)
Depreciation and amortization	15,907	17,046
EBITDA	$27,985	$(2,426)
Accrual adjustments (a)	—	(65)
Stock-based compensation (b)	830	1,646
Legal reserve adjustment (c)	300	2,900
Workers’ compensation adjustments (d)	—	38,383
Purchase accounting effect on leases (e)	512	461
Executive related expenses (f)	1,359	78
Impairment of asset held for sale (g)	149	—
Restructuring charges (h)	—	1,153
Inventory adjustments (i)	—	8,066
Property tax assessments (j)	2,300	—
Other (k)	1,163	(202)
Adjusted EBITDA	$34,598	$49,994

(a)         Represents non-cash adjustments to reserve balances related to merchandise accruals.

(b)         Represents stock-based compensation expense incurred in connection with various stock-based compensation plans in which certain Company employees have participated.

(c)          Represents legal reserve adjustments.

(d)         Represents workers’ compensation accrual adjustment.

(e)          Represents purchase accounting effect on rent revenue and rent expense.

(f)           Represents expenses related to severance for former executives, executive signing and retention bonuses and other executive related expenses.

(g)          Represents charges related to impairment of an asset held for sale.

(h)         Represents restructuring charges related to the reduction in force.

(i)             Represents charges related to excess and obsolescence reserve and first-in, first-out price adjustment.

(j)            Represents prior year property tax assessments.

(k)         Represents the following non-cash or other charges and income: (i) for all periods, amortization of gain related to sale-leaseback arrangements; (ii) for all periods, net gain/loss on the sale of non-core assets; (iii) for fiscal 2015, severance charges, signing bonuses, professional fees and other; and (iv) for fiscal 2014, real estate related fees, inventory project related credits, general liability related expenses, debt related expenses and expenses related to the Company’s conversion to a limited liability company.

The following tables reconcile EBITDA and Adjusted EBITDA to net income for the periods indicated:

	For the Years Ended
	January 30, 2015	January 31, 2014
	(In thousands)
	(Unaudited)

Net income (loss)	$5,502	$(10,940)
Interest expense, net	62,734	61,205
Provision (benefit) for income taxes	3,605	(31,451)
Depreciation and amortization	55,698	64,595
EBITDA	$127,539	$83,409
Accrual adjustments (a)	—	(681)
Stock-based compensation (b)	2,846	(4,921)
Legal reserve adjustments (c)	2,700	2,900
Workers’ compensation adjustments (d)	—	43,058
Texas lease termination costs (e)	—	(513)
Purchase accounting effect on leases (f)	1,830	1,594
Loss on extinguishment of debt (g)	—	4,391
Executive related expenses (h)	2,261	(49)
Impairment of assets held for sale (i)	149	515
Restructuring charges (j)	—	4,377
Inventory adjustments (k)	—	18,737
Property tax assessments (l)	2,300	—
Other (m)	4,089	2,235
Adjusted EBITDA	$143,714	$155,052

(a)         Represents non-cash adjustments to reserve balances related to merchandise accruals.

(b)         Represents stock-based compensation expense (credit) incurred in connection with various stock-based compensation plans in which certain Company employees have participated.

(c)          Represents legal reserve adjustments.

(d)         Represents workers’ compensation accrual adjustments.

(e)          Represents expenses (credits) related to the non-ordinary course termination of leases for stores previously closed in Texas.

(f)           Represents purchase accounting effect on rent revenue and rent expense.

(g)          Represents loss on extinguishment of debt from the repricing of the first lien term loan facility in the third quarter of fiscal 2014.

(h)         Represents expenses (credits) related to severance for former executives, legal fees related to separation agreements, executive signing and retention bonuses and other executive related expenses.

(i)             Represents charges related to impairment of assets held for sale.

(j)            Represents restructuring charges related to the reduction in force.

(k)         Represents charges related to excess and obsolescence reserve and first-in, first-out price adjustment.

(l)             Represents prior year property tax assessments.

(m)     Represents the following non-cash or other charges and income: (i) for all periods, amortization of gain related to sale-leaseback arrangements; (ii) for all periods, net gain/loss on the sale of non-core assets; (iii) for all periods, real estate related fees; (iv) for fiscal 2015, severance charges, signing bonuses,  professional fees and other; and (v) for fiscal 2014, restatement fees, inventory project related expenses, debt related expenses, expenses relating to the Company’s conversion to a limited liability company and other.

99 CENTS ONLY STORES LLC

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	January 30, 2015	January 31, 2014
	(Unaudited)
ASSETS
Current Assets:
Cash	$12,463	$34,842
Accounts receivable, net of allowance for doubtful accounts of $58 and $107 at January 30, 2015 and January 31, 2014, respectively	1,954	1,793
Income taxes receivable	10,911	4,498
Deferred income taxes	41,583	46,953
Inventories, net	296,040	206,244
Assets held for sale	3,094	1,680
Other	19,039	18,190

Total current assets	385,084	314,200
Property and equipment, net	581,020	485,046
Deferred financing costs, net	15,463	18,526
Intangible assets, net	460,311	466,311
Goodwill	479,745	479,745
Deposits and other assets	7,543	6,406

Total assets	$1,929,166	$1,770,234

LIABILITIES AND MEMBER’S EQUITY
Current Liabilities:
Accounts payable	$139,287	$71,057
Payroll and payroll-related	20,004	24,461
Sales tax	14,087	5,522
Other accrued expenses	40,168	36,690
Workers’ compensation	70,491	73,918
Current portion of long-term debt	6,138	6,138
Current portion of capital and financing lease obligation	380	88

Total current liabilities	290,555	217,874
Long-term debt, net of current portion	901,395	849,252
Unfavorable lease commitments, net	8,220	11,718
Deferred rent	23,293	13,188
Deferred compensation liability	724	1,142
Capital and financing lease obligation, net of current portion	24,681	197
Long-term deferred income taxes	170,678	171,573
Other liabilities	1,868	6,203

Total liabilities	1,421,414	1,271,147

Commitments and contingencies
Member’s Equity:
Member units — 100 units issued and outstanding at January 30, 2015 and January 31, 2014	549,135	546,365
Investment in Number Holdings, Inc. preferred stock	(19,200)	(19,200)
Accumulated deficit	(21,185)	(26,687)
Other comprehensive loss	(998)	(1,391)

Total equity	507,752	499,087

Total liabilities and equity	$1,929,166	$1,770,234

99 CENTS ONLY STORES LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

 (In thousands)

(Unaudited)

	For the Fourth Quarter Ended		For the Years Ended
	January 30, 2015	January 31, 2014	January 30, 2015	January 31, 2014

Net Sales:
99¢ Only Stores	$502,042	$492,865	$1,881,865	$1,788,958
Bargain Wholesale	10,525	12,834	45,084	50,691
Total sales	512,567	505,699	1,926,949	1,839,649
Cost of sales	349,481	340,860	1,308,849	1,250,074
Gross profit	163,086	164,839	618,100	589,575
Selling, general and administrative expenses	151,008	184,311	546,259	566,366
Operating income (loss)	12,078	(19,472)	71,841	23,209

Other (income) expense:
Interest income	—	—	—	(65)
Interest expense	16,121	16,455	62,734	61,270
Loss on extinguishment of debt	—	—	—	4,391
Other	—	—	—	4
Total other expense, net	16,121	16,455	62,734	65,600
Loss (income) before provision for income taxes	(4,043)	(35,927)	9,107	(42,391)
(Benefit) provision for income taxes	(1,745)	(21,213)	3,605	(31,451)
Net (loss) income	$(2,298)	$(14,714)	$5,502	$(10,940)

99 CENTS ONLY STORES LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Years Ended
	January 30, 2015	January 31, 2014

Cash flows from operating activities:
Net income (loss)	$5,502	$(10,940)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	53,911	62,787
Amortization of deferred financing costs and accretion of OID	4,344	4,442
Amortization of intangible assets	1,787	1,807
Amortization of favorable/unfavorable leases, net	735	467
Loss on extinguishment of debt	—	4,391
(Gain) loss on disposal of fixed assets	(84)	(159)
Loss (gain) on interest rate hedge	1,504	(219)
Long-lived assets impairment	149	515
Excess tax benefit from share-based payment arrangements	—	(138)
Deferred income taxes	4,212	(56,251)
Stock-based compensation	2,846	(4,921)
Changes in assets and liabilities associated with operating activities:
Accounts receivable	(161)	18
Inventories	(89,796)	22,595
Deposits and other assets	(2,258)	(11,733)
Accounts payable	52,530	19,455
Accrued expenses	7,586	(2,546)
Accrued workers’ compensation	(3,427)	37,196
Income taxes	(6,413)	18,265
Deferred rent	10,105	8,713
Other long-term liabilities	(4,801)	1,885
Net cash provided by operating activities	38,271	95,629

Cash flows from investing activities:
Purchases of property and equipment	(111,387)	(75,054)
Proceeds from sale of property and fixed assets	39	1,477
Net cash used in investing activities	(111,348)	(73,577)

Cash flows from financing activities:
Investment in Number Holdings, Inc. preferred stock	—	(19,200)
Dividend paid	—	(95,512)
Proceeds from long-term debt	—	100,000
Payments of long-term debt	(6,138)	(7,483)
Proceeds under revolving credit facility	305,500	—
Payments under revolving credit facility	(248,500)	—
Payments of debt issuance costs	—	(2,343)
Payments of capital lease obligation	(88)	(82)
Payments to repurchase stock options of Number Holdings, Inc.	(76)	(7,781)
Excess tax benefit from share-based payment arrangements	—	138
Net cash provided by (used in) financing activities	50,698	(32,263)

Net decrease in cash	(22,379)	(10,211)
Cash - beginning of period	34,842	45,053

Cash - end of period	$12,463	$34,842

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Safe Harbor Statement

The Company has included statements in this release that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act, as amended, and Section 27A of the Securities Act of 1933, as amended. As a general matter, forward-looking statements are those focused on future or anticipated events or trends, expectations and beliefs including, among other things, (a) trends affecting the financial condition or results of operations of the Company and (b) the business and growth strategies of the Company (including the Company’s store opening growth rate) that are not historical in nature.  Such statements are intended to be identified by using words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “project,” “plan” and similar expressions in connection with any discussion of future operating or financial performance. Any forward-looking statements are and will be based upon the Company’s then-current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. Readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections contained in the Company’s Transition Report on Form 10-K for the fiscal year ended January 31, 2014. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.